SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C. 20549

                 _______________________________

                           FORM 8-K

                         CURRENT REPORT

             PURSUANT TO SECTION 13 or 15(d) OF THE

                SECURITIES EXCHANGE ACT OF 1934

                  _____________________________


Date of report (Date of earliest event reported): April 17, 1997



                           ALTEON INC.
__________________________________________________________________

        (Exact Name of Registrant as Specified in Charter)


       Delaware              0-19529             13-3304550
__________________________________________________________________
(State or Other Juris-     (Commission         (I.R.S. Employer
diction of Incorporation)  File Number)       Identification No.)


170 Williams Drive, Ramsey, New Jersey                      07446
___________________________________________________________________
(Address of Principal Executive Offices)               (Zip Code)


Registrant's telephone number, including area code :(201) 934-5000


__________________________________________________________________

     (Former Name or Former Address, If Changed Since Last Report)

Item 5. Other Events.



     On April 17, 1997 Alteon Inc. issued the following press release relating to the results from a Phase II trial of its lead compound, pimagedine:

      ALTEON ANNOUNCES POSITIVE PHASE II DATA ON PIMAGEDINE

    --Drug lowers key lipids in diabetic patients; effect on albuminuria also observed--

      Ramsey, NJ, April 17, 1997 -- Alteon Inc. (Nasdaq: ALTN) announced today results from a Phase II trial in which its lead compound, pimagedine, lowered key serum lipid levels in Type II diabetics with dyslipidemia (abnormal lipid profiles). Additional analysis revealed that pimagedine also lowered albumin, a protein in the urine, by an average of 40 percent in patients identified as having albuminuria (protein leakage). These positive results support the use of Alteon's primary drug candidate, pimagedine, as a potential therapy for diabetic complications.

      The dyslipidemia trial, conducted in Israel, involved 90 randomized patients who received pimagedine or placebo for 3 months. The dosing algorithm used in this trial was the same as that used in the high-dose arm of the ACTION (A Clinical Trial in Overt Nephropathy) trials, with renal function being the determinant of the amount of drug given. Alteon is currently conducting two pivotal Phase III trials, the ACTION I (Type I) and the ACTION II (Type II) trials in diabetics with kidney disease.

      In the dyslipidemia trial, statistical significance (p<.05) was achieved in the lowering of LDL, VLDL (very low density lipids), total cholesterol, triglycerides and ApoB-A.G.E., the advanced glycated form of the LDL protein. The greatest percent reduction of lipids occurred in those patients with the most elevated levels. These data support interim findings from the ACTION trials on the lowering of lipids announced last December. Patients in the ACTION II trials who were evaluated at six months of pimagedine therapy showed statistically significant lowering of all three key lipid measurements (total cholesterol, LDL-cholesterol and triglycerides) with no appreciable change in the level of HDL-cholesterol (good cholesterol). VLDL and ApoB-A.G.E. are not being evaluated in the ACTION trials. Alteon believes that lipid lowering is a surrogate marker of pimagedine's pharmaceutical activity.

      Albumin in the urine was also reduced in a statistically significant manner in the dyslipidemia trial. Protein in the urine is an indicator of diabetic kidney disease. Urinary albumin fell by an average of 40% (p=.0068) in patients identified as having albuminuria (excretion of more than 30 mg of albumin in 24 hours). While not an endpoint of the Israeli trial, this data provides the first evidence of the ability of pimagedine to lower urinary protein in humans, suggesting a positive effect on diabetic kidney disease. Effect on urinary albumin is, importantly, a secondary endpoint of both pivotal ACTION trials. The medical endpoint data in the ACTION trials remains blinded.

      "We are pleased with the ability of pimagedine to lower lipids in diabetic patients and are encouraged with its ability to lower urinary protein in diabetics with albuminuria," said James
J. Mauzey, Chairman and Chief Executive Officer. "We now look forward to additional Phase II data from our end-stage renal disease trial during the summer of 1997 and results from our Phase III ACTION I trial in overt nephropathy during 1998."

      Alteon is a leader in the discovery and development of pharmaceutical products for the treatment of the complications of diabetes and age-related diseases. The Company is actively developing is lead first-in-class compound, pimagedine, to inhibit or block abnormal glucose/protein complexes that lead to diabetic complications such as kidney disease and dyslipidemia. Three additional clinical trials evaluating pimagedine for complications of diabetes are ongoing, including the two pivotal Phase III ACTION Trials for diabetic kidney disease. These ACTION trials are being conducted at more than 100 North American clinical sites and involve over 1,200 patients. In addition, Alteon is pursuing potential indications of pimagedine for the treatment of various inflammatory conditions, and is continuing its research on A.G.E. cross-link breakers and the glucose lowering agent (GLA) series of compounds.

                             # # #


Any statements contained in this press release that relate to future plans, events or performances are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to technology and product development, regulatory approval process, intellectual property rights and litigation, competitive products and other risks identified in the Company's filing with the Securities and Exchange Commission. Actual results, events or performances may differ materially. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.




                            *   *   *

                          SIGNATURE


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                         Alteon Inc.



                         By: /s/ James J. Mauzey
                             ____________________

                             James J. Mauzey
                             Chairman and
                             Chief Executive Officer


Date: April 24, 1997